EXHIBIT 4.1
                              CONSULTING AGREEMENT

         THIS  AGREEMENT is effective  the 12th day of February,  1999,  between
         Chequemate   International,   Inc.,  dba  C-3D  Digital,  Inc,  a  Utah
         corporation, (the "Company"), and Michael McNutt ("McNutt").

         1. Services: McNutt agrees to assist the Company in its efforts to list its shares of Common Stock on the Vienna, Frankfurt and Berlin Stock Exchanges.

         2. Compensation. The Company agrees to compensate McNutt by issuing to him 60,000 shares of fully registered and unrestricted shares of Common Stock of the Company ("Registered Shares"). The Registered Shares are due and payable upon the notice by the Vienna, Frankfurt and Berlin
                  Stock Exchanges of acceptance of the Company's shares for listing. Any registration statements necessary to be filed in order for these shares to become free trading will be filed no later than Monday, March 15, 1999.

         3. Expenses. The Company shall bear all costs and expenses incident to the listing and delivery of the Company's shares of Common Stock, including all expenses and fees incident to the preparation of all Information Memorandum and presentation materials, the fees and retainers of McNutt's counsel, if counsel is deemed necessary, the cost of preparing and printing the Information Memorandum, and one suitable tombstone notice in each city that the Company's shares of Common Stock are listed in connection with this Agreement and in each city that the Company makes a presentation related to the listing of the shares of Common Stock on the Vienna, Frankfurt and Berlin Stock Exchanges. Furthermore, the Company shall be responsible for any costs associated with the continued listing of its securities on the Vienna, Berlin and Frankfurt Stock Exchanges.

         4. Governing Law. This Consulting Agreement shall be construed in accordance with the laws of Austria. All questions with respect to the construction hereof and the rights and liabilities of the parties hereto shall be governed by the laws of Austria. Any action or proceeding arising out of or relating hereto shall be brought in Vienna, Austria.


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         5.       Indemnification.  Each of the parties  agrees to indemnify and
                  hold  the  other  party,  its  affiliates,   control  persons,
                  officers, employees, agents and sureties harmless from and against all loses, claims, damages, liabilities, costs or expenses (including reasonable attorney's and accountants' fees) arising out of their performance of this Agreement or in connection therewith. This provision for indemnification is separate from the provision for collections of fees and costs by the prevailing party, under paragraph 8 of this Agreement. The indemnity obligations of the parties under this paragraph 5 shall survive the termination of this Agreement, shall be in addition to any liability which any party may otherwise have and shall be binding upon and inure to the benefit of any successor, assigns, heirs and personal representatives of any party or other indemnified person.

         6. Legal Compliance. The Company acknowledges that nothing in this Agreement shall require McNutt to perform services for which the rendering of such services would be violative of any applicable law.

         7.       Entire  Agreement.   This  Agreement  constitutes  the  entire
                  agreement among the parties with respect to the subject matter hereof.

         8. Arbitration. The parties agree that all controversies which may arise between them concerning any transaction, the construction, performance or breach of this or any agreement between them, whether entered into prior, on, or subsequent to the date hereof, or any other matter, including but not limited to, securities activity, investment advice or in any way related thereto, shall be determined by arbitration held by a member or panel of the American Arbitration Association. This shall inure to the benefit of and be binding on the Parties, their officers, directors, agents, independent contractors, employees, sureties, and any other person acting on their behalf in relation to acting subject to this Agreement. Any award rendered in arbitration may be enforced in any court of competent jurisdiction. The parties agree that all controversies which may arise between them concerning any transaction under this Agreement, or the construction of this or any Agreement, shall be determined by arbitration held by a member or panel of the American Arbitration Association. This provision shall inure to the benefit of and be binding on the Parties, their officers, directors, agents, independent contractors, employees, sureties, and any other person acting on their behalf in relation to this Agreement. Any award


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                  rendered  in  arbitration  may be  enforced  in any  court  of
                  competent   jurisdiction.   In  the   event  of   arbitration,
                  litigation in the courts to enforce any award rendered in an arbitration, the prevailing party shall be entitled to recover the fees of its attorneys, and all costs, associated with such arbitration and litigation.

         9. Further Assurances. The Parties and each of them shall from time to time execute and deliver such further instruments or take such further action as the other party may reasonably request to effectuate both the letter and intent of this Agreement.

         10. Amendment. No amendment to this Agreement shall be valid unless such amendment is in writing and is signed by authorized representatives of all the parties to this Agreement.

         11. Waiver. Any of the terms and conditions of the Agreement may be waived at any time and from time to time in writing by the party entitled to the benefit thereof, but a waiver in one instance shall not be deemed to constitute a waiver in any other instance. A failure to enforce any provision of this Agreement shall not operate as a waiver of this provision or of any other provision hereof.

         12. Severability. In the event that any provision of this Agreement shall be held to be invalid, illegal or unenforceable in any circumstances, the remaining provisions shall nevertheless remain in full force and affect and shall be construed as if the unenforceable position or portions were deleted.

         13. Confidentiality. The parties shall maintain complete confidentiality regarding each other's business sources or their identities and shall disclose such sources or identities only to named parties pursuant to the express written permission of the party who made available the said source.

         14. Assignment. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns. Any attempt by either party to assign any rights, duties, or obligation which may arise under this Agreement without the prior written consent of the other party shall be void.

         15. Authority. The Company represents and warrants that the individuals executing this Agreement on behalf of the Company have all necessary


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                  power and  authority  to execute this  Agreement  and bind the
                  Company. The Company further warrants that it has been duly authorized by all necessary corporate action to execute this Agreement.

         16. Facsimile Signature. The Parties agree that facsimile signatures shall be deemed to be original signatures and that the Agreement and all its provisions shall be binding upon execution by facsimile transmission. The Parties further agree to exchange hard copy signed originals immediately following transmission by fax.


Chequemate International, Inc.


By  /s/ J. Michael Heil                         /s/ John Michael McNutt
    ------------------------------            ----------------------------------
      Name: J. Michael Heil                   Michael McNutt
      Title:  CEO


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